Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Delta Corp Holdings Limited (the “Company”) of Amendment I to the Registration Statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 25, 2025

/s/ Jayesh V. Dudhedia
Jayesh V. Dudhedia